Exhibit 10.42
AGREEMENT OF SALE
BY AND BETWEEN
LAKE WRIGHT PROPERTIES I, LLC
LAKE WRIGHT PROPERTIES II, LLC
TRIDENT PROPERTIES, LLC, and
SOUTHPORT CENTER, LLC,
AS SELLER
AND
ASSET CAPITAL PARTNERS, L.P., OR PERMITTED ASSIGNS,
AS PURCHASER
May 15, 2006

AGREEMENT OF SALE
      THIS AGREEMENT OF SALE (“Agreement”) made as of the 15th day of May, 2006 by and between LAKE WRIGHT PROPERTIES I, LLC, LAKE WRIGHT PROPERTIES II, LLC, TRIDENT PROPERTIES, LLC, and SOUTHPORT CENTER, LLC, each a Virginia limited liability company (collectively the “Seller”), and ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership, its permitted successors and assigns (“Purchaser”).
RECITALS
     WHEREAS, Seller is the owner, in fee simple, of the real property described as follows:
     (i) Twin Oaks I, located at 5700 Lake Wright Drive, improved with an office building containing approximately 81,886 net rentable square feet, and all land and parking areas associated therewith, located in the City of Norfolk, Virginia (“Twin Oaks I”);
     (ii) Twin Oaks II, located at 5800 Lake Wright Drive, improved with an office building containing approximately 84,749 net rentable square feet, and all land and parking areas associated therewith, located in the City of Norfolk, Virginia (“Twin Oaks II”);
     (iii) Southport Centre, located at 4525 South Boulevard, improved with an office building containing approximately 61,594 net rentable square feet, and all land and parking areas associated therewith, located in the City of Virginia Beach, Virginia (“Southport Centre”); and
     (iv) Lynnhaven Corporate Center I, located at 770 Lynnhaven Parkway, improved with an office building containing approximately 30,845 net rentable square feet, and all land and parking areas associated therewith, located in the City of Virginia Beach, Virginia (“Lynnhaven Corporate Center I”);
together with all improvements, rights, privileges and easements, fixtures, equipment and personal property on, appurtenant to, attached to, installed or used in connection with the ownership or operation of the said property or its grounds or amenities, except such personalty which is the property of the Tenants (as defined below), including, without limitation, (i) all right, title and interest of Seller in and to any land lying in the bed of any street (whether open or proposed) adjacent to or abutting or adjoining the land; (ii) all rights, privileges, rights-of-way and easements appurtenant to and/or benefiting the land, including, without limitation, all development rights, air rights, water rights and any easements, rights-of-way or other interests in, on, or under any land, highway, alley, street or right-of-way abutting or adjoining the land; (iii) any rights of Seller relating to utilities, zoning or other benefits in respect thereof; (iv) all of Seller’s right, title and interest as landlord in and to the Leases (as defined below), and in and to all certificates of occupancy, business licenses and other licenses, certificates and governmental approvals necessary for the operation, use and occupancy of the buildings on the land (collectively, the “Governmental Approvals”); (v) all fixtures, equipment and personal property of any nature that is owned by Seller and located at and used in connection with the land and the buildings (the “Personal Property”); and (vi) all right, title and interest of Seller in and to any architectural, mechanical, electrical and structural plans, studies and related documents and any warranties relating to the Buildings (collectively, the “Project Plans”) (said land, buildings, rights, privileges and easements, Personal Property and right, title and interest in and to the aforesaid Leases, Governmental Approvals and Project Plans being hereinafter collectively referred to as the “Property”). Twin Oaks I, Twin Oaks II, Southport Centre and Lynnhaven Corporate Center I are each referred to herein as a “Project” and collectively as the “Projects”. The buildings located at Twin Oaks I, Twin Oaks, II, Southport Centre and Lynnhaven Corporate Center I are each referred to herein as a “Building”, and are referred to collectively herein as the “Buildings”. The land that is associated with Twin Oaks I, Twin Oaks II, Southport Centre and Lynnhaven Corporate Center I is more particularly referred to herein as the “Land”. The legal description of the Land for each Project is attached hereto as Exhibit A-1 through Exhibit A-4; and
     WHEREAS, Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller, for the price and upon the terms and conditions hereinafter set forth.
     NOW THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Agreement of Purchase and Sale. Seller hereby agrees to sell and convey the Property to Purchaser, and Purchaser hereby agrees to purchase the Property from Seller, at the Purchase Price (as hereinafter defined) and upon the terms and conditions hereinafter set forth. Except as otherwise expressly provided herein, Purchaser must acquire and Seller must sell all of the Projects or none of the Projects pursuant to this Agreement, and any termination of this Agreement by Purchaser or Seller shall be deemed a termination of this Agreement with respect to all of the Projects; provided, however, that should Seller be in default under this Agreement, and as a result of such default, unable to convey one or more Projects to Purchaser at Closing in accordance with the terms of this Agreement, Purchaser may elect by delivery of written notice to Seller to purchase only those Projects which Seller is able to convey in compliance with this Agreement, and this Agreement shall be deemed modified accordingly.
     2. Title.
          A. Purchaser shall have until 5:00 p.m. local time at the Property on the date which is five (5) business days prior to the expiration of the Feasibility Period (as defined below) (the “Title/Survey Review Period”) to obtain a title insurance commitment (the “Title Commitment”) for, a Survey (the “Survey”) of, the Property and to make written objection to Seller of any exceptions, defects or conditions shown on the Title Commitment and/or the Survey to which Purchaser objects (collectively, “Purchaser’s Objections”). Seller shall, within three (3) business days after Purchaser’s notice to Seller of Purchaser’s Objections, notify Purchaser in writing that: (a) Seller will cure all or certain of Purchaser’s Objections as of or prior to Closing, or (b) Seller will not cure all or certain of Purchaser’s Objections. Seller shall have the right, but not the obligation, to cure Purchaser’s Objections. If Seller fails to deliver the foregoing notice with respect to all or any of

Purchaser’s Objections, Seller shall be deemed to have elected option (b) above with respect to any such Purchaser’s Objections. If Seller elects, or is deemed to have elected, not to cure any or all of Purchaser’s Objections, Purchaser may, as Purchaser’s sole and exclusive remedy, (x) waive said Purchaser’s Objections or (y) only by written notice to Seller given on or prior to the expiration of two (2) business days after the expiration of Seller’s response period described above, terminate this Agreement, in which event Escrow Agent shall immediately return the Deposit to Purchaser, and Seller and Purchaser shall have no further obligations hereunder (except as otherwise expressly provided herein). Failure by Purchaser to waive such Purchaser’s Objections shall be deemed Purchaser’s election to terminate this Agreement. All matters not agreed to be removed by the Title Company and not objected to by Purchaser by notice to Seller or which Purchaser has waived shall be deemed to be “Permitted Exceptions.”
          B. Notwithstanding anything in this Section 2 to the contrary, Seller shall be obligated to cure and/or satisfy (a) any mortgage liens (“Mortgage Liens”), mechanics liens, and/or judgment liens against the Property, and (b) any consensual liens or encumbrances agreed to by Seller without Purchaser’s consent on or after the Effective Date (collectively, the “Curable Matters”), which consent may be withheld by Purchaser in its sole discretion.
     3. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Thirty Nine Million Seven Hundred Thousand Dollars ($39,700,000.00). The amount of the Purchase Price allocated to each Project is set forth on Schedule 3 attached hereto. The Purchase Price shall be payable on the Closing Date as follows:
          A. In the event Purchaser elects to assume any of the “Existing Loans” in accordance with the provisions of Section 21, below, that portion of the Purchase Price payable in cash (the “Cash Portion”) shall be the Purchase Price, reduced by the outstanding principal balance due under each of the Existing Loans so assumed; and
          B. In the event Seller elects to accept “Units” in Purchaser as all or any portion of the Purchase Price in accordance with the provisions of Section 22, below, then the Cash Portion shall be reduced (or further reduced) by the “Unit Value” determined in accordance with Section 22.
          C. In the event Purchaser elects to have all of the Existing Loans prepaid or defeased at Closing in accordance with the provisions of Section 21, below, and Seller does not elect to accept Units, the Cash Portion shall be the full amount of the Purchase Price.
     4. Deposit.
          A. Purchaser shall deposit with Fidelity National Title Insurance Company, as escrow agent (the “Escrow Agent”), within three (3) business days after the execution of this Agreement by Seller and Purchaser (the “Effective Date”), the amount of Eight Hundred Thousand Dollars ($800,000.00) as a deposit hereunder (the “Deposit”). If Purchaser does not terminate this Agreement pursuant to Article 6 hereof prior to the date of expiration of the Feasibility Period, then on or after the expiration of the Feasibility Period, the entire Deposit shall be nonrefundable except in the event of a default on the part of Seller under this Agreement or as otherwise specifically stated

herein. The Deposit shall be held in an interest-bearing account in a money market fund or other negotiable instrument designated by Purchaser, and all interest earned thereon (a) shall belong to Purchaser in the event that Purchaser becomes entitled to receive payment of the Deposit pursuant to the terms of this Agreement and (b) shall belong to Seller in the event that Purchaser defaults in its obligation to close under the terms of this Agreement, as set forth in Article 13 hereof. At Closing (as hereinafter defined) hereunder, the Deposit, together with all interest thereon, shall be applied against the Purchase Price.
          B. Should Purchaser at any time on or prior to the expiration of the Feasibility Period elect, or be deemed to have elected, to terminate this Agreement for any reason, Escrow Agent shall forthwith and without further direction from Seller disburse the Deposit, together with all interest earned thereon, to Purchaser. Following expiration of the Feasibility Period without termination, in the event of receipt from either party of (a) a signed certification, under oath, that the other party has defaulted in its obligation to purchase or sell the Property pursuant to the terms of this Agreement and (b) a copy of a letter advising the other party that it has defaulted in its obligation to purchase or sell the Property pursuant to this Agreement, which letter shall have been delivered to such other party at least five (5) business days prior to the date of the certification described in clause (a) above, if the Escrow Agent does not receive an objection from such other party to the proposed delivery of the Deposit within five (5) business days after the date of the certification described in clause (a) above, then the Escrow Agent is hereby authorized to and shall deliver the Deposit to the party requesting same. If the Escrow Agent does receive an objection within such five (5) business day period or if any other disagreement or dispute shall arise between any of the parties hereto or any other persons resulting in adverse claims and demands being made for the Deposit, whether or not litigation has been instituted, then, and in any such event, the Escrow Agent shall refuse to comply with any claims or demands on it and shall continue to hold the Deposit until the Escrow Agent receives either (i) a written notice signed by both Seller and Purchaser directing the delivery of the Deposit, or (ii) a final order of a court of competent jurisdiction which is not appealable, entered in a proceeding in which Seller, Purchaser and the Escrow Agent are named as parties, directing the delivery of the Deposit, in either of which events the Escrow Agent shall then deliver the Deposit in accordance with said direction.
     5. Closing. Closing on the purchase and sale of the Property (the “Closing”) shall be held at the office of Escrow Agent, or such other place as may be mutually agreed upon by Purchaser and Seller. Closing shall take place within thirty (30) days after the expiration of the Feasibility Period, subject to the other provisions of this Section 5. The day set for Closing is referred to herein as the “Closing Date.” However, anything in this Agreement to the contrary notwithstanding, Seller and Purchaser shall each be entitled to extend the Closing Date to enable the consummation of a loan assumption or defeasance in accordance with the provisions of Section 21, so long as Purchaser and Seller are continuing to diligently pursue in a commercially reasonable manner all consents, approvals and documentation necessary to achieve such transactions; provided, however, the Closing Date shall in any event occur on or before August 31, 2006.

     6. Feasibility Period and Access to Property.
          A. In the event that Purchaser, in its sole discretion, based upon any tests or studies which it makes or causes to be made, or the review of the documents to be furnished pursuant to Article 9.B. hereof, or the review of any title report obtained by Purchaser, or for any other reason whatsoever, determines that the acquisition, ownership, use or financing of the Property as Purchaser intends is not feasible, for any reason or for no reason, then Purchaser shall have the right to elect to continue or terminate this Agreement by written notice to Seller given not later than the date which is the later of: (i) thirty (30) days after the Effective Date, and (ii) June 30, 2006 (said period ending on such date being referred to herein as the “Feasibility Period”). Failure to deliver notice of Purchaser’s election to continue, or delivery of a notice of termination, shall each be an election to terminate this Agreement, and if Purchaser does thus terminate this Agreement, the Deposit and all interest accrued thereon, if any, shall be disbursed to Purchaser by Escrow Agent and the parties shall thereafter have no further liability to each other hereunder.
          B. During the Feasibility Period and, if this Agreement is not terminated, then thereafter as well, and provided that (i) Purchaser shall give Seller at least twenty-four (24) hours prior notice and (ii) Purchaser shall maintain comprehensive general liability insurance, with a coverage amount of not less than Two Million Dollars ($2,000,000), Purchaser and its employees, contractors and agents shall have the right, at Purchaser’s sole cost and expense, but subject to the rights of Tenants under the Leases and applicable law, to enter upon the Property during normal business hours to inspect the Property and to conduct tests and studies thereon, including, without limitation, all surveying, soil tests, geological tests, structural and environmental studies reasonably desired by Purchaser. Purchaser shall indemnify and hold Seller harmless against and from any and all liability, cost, damages, claims, or expenses resulting solely from Purchaser’s conduct of such tests or studies and other activities at the Property, excluding any claims or liabilities arising from Purchaser’s discovery of any condition relating to the Property. Purchaser shall deliver to Seller all third party studies, tests and reports, including, without limitation, any engineering, structural and environmental reports, which Purchaser has obtained with respect to the Property within five (5) days after terminating this Agreement pursuant to this Article 6 and payment to Purchaser of all costs, expenses and fees incurred in obtaining such studies, tests and reports. All tests, investigations and other studies conducted with respect to the Property shall be completed by Purchaser free and clear of all mechanic’s and materialmen’s liens, and Purchaser shall indemnify and hold Seller harmless from and against all costs, damages, expenses, liability, actions, and causes of actions arising by reason of any services or materials provided for or on behalf of Purchaser with respect to the Property. The obligations and indemnifications under this Article 6 shall survive any termination of this Agreement.
     7. Seller’s Representations and Warranties. Seller makes the following representations and warranties to Purchaser, each and all of which shall be true and correct as of the date hereof and as of the Closing Date:
          A. That attached hereto as Exhibit B-1 through Exhibit B-4, are true, correct and complete inventories of all Personal Property except any owned by a Tenant.

          B. That all service, maintenance, or other contracts of any nature to which Seller is a party in connection with the Property, are set forth on Exhibit C-1 through Exhibit C-4, attached hereto (the “Contracts”). Seller has provided Purchaser with true, correct and complete copies of all such Contracts. Seller is not in default under any of the Contracts and, to Seller’s actual knowledge, no contractor or provider under any Contract is in default thereunder.
          C. That there are no tenancies or other rights of occupancy at the Property, except for the Leases more particularly described on the rent roll for each Building attached hereto as Exhibit D-1 through Exhibit D-4, respectively (the “Rent Rolls”). The Rent Rolls are true, correct and complete in all material respects. The Leases described thereon are referred to herein as the “Leases” and the tenants under the Leases are referred to herein as the “Tenants”. The Tenants have paid no rent or any other sum in advance for more than the current month and except as shown on Exhibit D-1 through Exhibit D-4 or on attached Schedule 7C, all tenant allowances and reimbursements have been paid in full, and there are no monetary defaults existing under any of the Leases. To the best of Seller’s knowledge, except as shown on Exhibit D-1 through Exhibit D-4 or on attached Schedule 7C, no Tenant is in default under any other provisions of the Leases, and no Tenant has asserted any claim, offset or defense with respect to its Lease. The Leases are in full force and effect, enforceable in accordance with their terms, to the best of Seller’s knowledge, there has been no default by the landlord under the Leases, and the landlord has performed all construction and inducement obligations required of it under the Leases. Seller has provided Purchaser true, correct and complete copies of each of the Leases. The landlord is not required to render any services to the Tenants except as specifically provided in the Leases, and the Leases represent the complete agreement between Seller and the Tenants. No person has any option, right of first refusal or other right to acquire title to the Property or any interest therein other than Purchaser.
          D. Except as disclosed on Schedule 7D, there is no pending or to Seller’s actual knowledge, threatened litigation, proceeding, or investigation against Seller which would materially affect Seller, this Agreement or the Property.
          E. That, to the best of Seller’s knowledge, all parties with whom Seller has contractual arrangements are in compliance therewith and are not in default under any contract or obligation relating to the Property.
          F. That all actions required by law and any agreement of Seller or the persons collectively constituting Seller hereunder have been taken or will be taken prior to the Closing Date to authorize the sale hereunder.
          G. That (i) no Seller, or constituent member or affiliate of Seller, has filed a petition in bankruptcy or for reorganization pursuant to the Federal Bankruptcy Code or any similar Federal, state or municipal law, or been adjudicated a bankrupt, or consented to the appointment of a receiver or receivers of all or any substantial portion of its assets, (ii) to Seller’s actual knowledge, no creditor of any Seller has filed a petition in bankruptcy against any Seller or for reorganization of any Seller pursuant to the Federal Bankruptcy Code or any similar Federal, state or municipal law, and (iii) no Seller has been declared insolvent, or seized, by any Federal or state regulatory agency.

          H. That Seller is not a “foreign person” as defined by Internal Revenue Code Section 1445.
          I. Seller has no knowledge of, nor has Seller received any notice from the property owners’ association under the CCRs (as hereinafter defined) regarding any violation of any covenants or restrictions encumbering the Property or any defect that would materially adversely affect the insurability of the Property or cause an increase in insurance premiums. Seller has no actual knowledge of, and it has received no written notice of, (i) notice from a governmental agency requiring repairs, alterations or corrections of any existing condition on the Property, or (ii) any pending or threatened proceedings for condemnation or the exercise of the right of eminent domain as to any part of the Property.
          J. To Seller’s actual knowledge, a valid and permanent certificate of occupancy has been obtained for all improvements at each Property. Seller has no actual knowledge of, nor has it received written notification from any governmental authority, with respect to any violation of zoning, building or other laws, ordinances, orders or regulations, relating to the continued maintenance, operation or use of the Property.
          K. Seller has no actual knowledge and has received no written notice of any violation of Environmental Laws related to the Property or the presence or release of Hazardous Materials on or from the Property except as stated in the Phase I Environmental Report(s) described in Schedule 7K attached hereto (the “Environmental Reports”) and delivered to Purchaser as part of the Property Information. To the best of Seller’s knowledge, Seller has not manufactured, introduced, released or discharged from or onto the Property any Hazardous Materials or any toxic wastes, substances or materials (including, without limitation, asbestos), and Seller has not used the Property or any part thereof for the generation, treatment, storage, handling or disposal of any Hazardous Materials, in violation of any Environmental Laws. The term “Environmental Laws” includes without limitation the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations and guidelines as of the date of this Agreement, and all state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate Hazardous Materials. The term “Hazardous Materials” includes petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, or synthetic gas usable for fuel (or mixtures of natural gas or such synthetic gas), asbestos and asbestos containing materials and any substance, material waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Law. To Seller’s knowledge and except as disclosed in the Environmental Reports, there are not now, nor have there been, any above-ground or underground storage tanks located on the Property.
          L. Each Seller has been duly formed, is validly existing, and is in good standing as a Virginia limited liability company. Each Seller is in good standing and is qualified to do business in the state where the Property is located. Each Seller has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and properly executed and constitutes, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.
          M. Intentionally Deleted.
          N. Seller’s sale of the Property is not subject to any federal, state, or local withholding obligation of Purchaser under the tax laws applicable to Seller or the Property.
          O. Neither Seller nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
          P. All of the Leases and the Rent Roll and, to Seller’s actual knowledge, all of the other Property Information and any other documents, reports and other information related to the Property provided to Purchaser by Seller constitute complete originals or copies of the information provided and constitute the documents on which Seller relies in the ordinary course of its business. Seller shall promptly update and supplement Buyer with any updated or supplemental Property Information received by Seller after the date first delivered or made available hereunder.
          Q. The Operating Statements to be delivered to Purchaser pursuant to this Agreement will show all items of income and expense (operating and capital) incurred in connection with Seller’s ownership, operation, and management of the Property for the periods indicated and will be true, correct, and complete in all material respects, and represent the material financial information on which Seller has relied in its operation, management and ownership of the Property.
     8. Purchaser’s Representations and Warranties. Purchaser makes the following representation to Seller, which shall be true and correct as of the date hereof and as of the Closing Date:
          A. That (i) Purchaser has not filed a petition in bankruptcy or for reorganization pursuant to the Federal Bankruptcy Code or any similar Federal, state or municipal law, or been adjudicated a bankrupt, or consented to the appointment of a receiver or receivers of all or any substantial portion of its assets, (ii) to the best of Purchaser’s knowledge, no creditor of Purchaser or any other person has filed a petition in bankruptcy against Purchaser or for reorganization of Purchaser pursuant to the Federal Bankruptcy Code or any similar Federal, state or municipal law, and (iii) Purchaser has not been declared insolvent, or seized, by any Federal or state regulatory agency.
          B. Neither Purchaser nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Purchaser has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Purchaser or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
     9. Covenants.
          A. From and after the Effective Date of this Agreement, Seller covenants and agrees that:
               (i) Seller shall not engage in any activity or effect any transaction with respect to the Property which is outside of the normal and ordinary course of business.
               (ii) Seller shall furnish to Purchaser copies of any and all notices which it receives from any party, including, without limitation, any Tenant, any lender, or any governmental agency with respect to the Property or any portion thereof within three (3) business days after Seller’s receipt thereof, but in no event later than the Closing Date.
               (iii) Seller shall not enter into any agreement to sell or otherwise dispose of its interest in the Property or any portion of the Property.
               (iv) Following the Effective Date and except as otherwise stated in this Agreement, prior to the expiration of the Feasibility Period, Seller shall not enter into any new lease of any portion of the Property or any modification to or amendment of any existing Lease without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall prior to the expiration of the Feasibility Period only be deemed to have been given if Seller does not receive from Purchaser, within five (5) business days following Seller’s delivery of any such lease or modification to or amendment of the Lease to Purchaser (together with such additional information as Purchaser may reasonably request), Purchaser’s specific written objections thereto and suggested changes therein, and following the expiration of the Feasibility Period, Seller shall not enter into any new lease of any portion of the Property or any modification to or amendment of any existing Lease without the prior written consent of Purchaser, which consent may be withheld or denied in Purchaser’s sole and absolute discretion.
               (v) Seller shall continue to manage and operate the Property in the manner in which it has been managed and operated as of the Effective Date.

               (vi) Seller will not enter into any new contracts with respect to the Property which would survive Closing.
               (vii) Seller shall at all time continue to perform all of its obligations and comply with the terms of all Existing Loans, Contracts and Leases affecting the Projects.
          B. On or before the second (2nd) business day after the Effective Date, Seller shall furnish to Purchaser copies of those documents listed on Exhibit E attached hereto and made a part hereof (the “Property Information”), which relate to the ownership, financing, leasing and occupancy of the Property. To the extent that any additional Property Information comes into Seller’s possession or control, Seller shall promptly deliver copies thereof to Purchaser.
     10. Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to purchase the Property pursuant to the provisions of this Agreement shall be subject to the following conditions (all or any of which may be waived in writing, in whole or in part, by Purchaser):
          A. The representations and warranties made by Seller herein shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date.
          B. On the Closing Date, Seller shall have complied in all material respects with the covenants contained in Article 9 hereof.
          C. On the Closing Date, the condition and status of record title to the Property shall not have changed since the effective date of the Title Commitment, such that the Title Company shall be obliged to issue its Owner’s Policy of Title Insurance (the “Title Policy”), in the form which Title Company committed to issue prior to the end of the Feasibility Period.
          D. As a condition to Purchaser’s obligation to close, Seller shall obtain and deliver to Purchaser, no later than five (5) days before Closing, estoppel certificates from Tenants who occupy at least eighty percent (80%) of the occupied rentable square feet of each Building, in the form reasonably acceptable to Purchaser and as required by Purchaser’s lender (unless a different form is required by the Lease), addressed to both Purchaser and its lender (the “Estoppel Certificates”). If the Estoppel Certificates (i) reflect the existence of any material default or the existence of any materially adverse facts that were not previously disclosed to Purchaser or in the Leases, or (ii) fail to reflect the rent or other material term in accordance with the terms of the Leases and Exhibit D-1 through Exhibit D-4 hereto, then Purchaser may notify Seller, within three (3) days following receipt, that the Estoppel Certificates are not acceptable, and the reasons why the Estoppel Certificates are not acceptable. Notwithstanding the foregoing, however, if Seller is unable to deliver the Estoppel Certificates signed by all of the Tenants, Seller shall provide an estoppel certificate in a form reasonably acceptable to Purchaser and Seller and signed by Seller (“Seller Estoppel”) in lieu of that to be delivered by a particular Tenant. If at any time Seller obtains and delivers to Purchaser an estoppel certificate from a Tenant for whom Seller had provided a Seller Estoppel which conforms to the requirements of this paragraph, the Seller Estoppel shall be of no further force or effect.

          E. Purchaser shall be satisfied that none of Seller or any of its affiliates is listed on any Government Lists and that the sale of the Property to Purchaser will not result in a violation of the Patriot Act, any OFAC Laws and Regulations or any other anti-terrorism or anti-money laundering laws and regulations, including, without limitation, the Bank Secrecy Act, as amended and the Money Laundering Control Act of 1986, as amended. Seller shall deliver to Purchaser upon Purchaser’s request from time to time such information requested by Purchaser regarding the identity of Seller in order for Purchaser to comply with the Patriot Act, the OFAC Laws and Regulations and such other anti-terrorism and anti-money laundering laws and regulations.
          F. Intentionally Deleted.
          G. Each lender with respect to an Existing Loan shall have executed and delivered to Escrow Agent any and all documents necessary or appropriate to evidence the assumption and/or defeasance transactions more particularly described in Section 21, if applicable, to be in form and substance reasonably acceptable to Purchaser.
If any of the foregoing conditions are not satisfied or waived by Purchaser on the Closing Date, then Purchaser may elect to terminate this Agreement or proceed to Closing. If Purchaser elects to terminate, Purchaser shall be entitled to a refund of the Deposit without any further action required by any party and, in such event, neither party shall have any further obligation to the other, except to the extent that such failure occurred due to the default of either party hereunder and except as otherwise expressly provided herein.
     11. Documents at Closing.
          A. On the Closing Date, Seller shall:
               (i) Execute, acknowledge and deliver to Purchaser a good and sufficient special warranty deed or deeds conveying fee simple title to the Property to Purchaser, in a form reasonably acceptable to Seller and Purchaser.
               (ii) Execute and deliver to Purchaser a bill of sale, which bill of sale shall transfer to Purchaser title to all the Personal Property being sold hereunder, in a form reasonably acceptable to the Seller and Purchaser.
               (iii) Execute and deliver to Purchaser an assignment in writing, transferring and delivering to Purchaser all Contracts, the Leases (including any security deposits thereunder and interest on said security deposit in the amount required by applicable law or the Leases, or, if any security deposit is in the form of a letter of credit, then an assignment of such letter of credit to Purchaser), unexpired warranties, and licenses and permits relating to the Property, in a form reasonably acceptable to Seller and Purchaser.
               (iv) Execute and deliver to the Escrow Agent an owner’s affidavit in such form as attached hereto as Exhibit X sufficient for the issuance of the Title Policy.

               (v) To the extent that they are transferable, transfer, deliver and convey to Purchaser original copies of the Governmental Approvals and utilities which are held by Seller with respect to the use and occupancy of the Property.
               (vi) Transfer, deliver and convey to Purchaser true and correct copies of all contracts or agreements with respect to the operation, use and occupancy of the Property, except to the extent that any of such agreements or contracts have been terminated or have expired on or before the Closing Date.
               (vii) Transfer, deliver and convey to Purchaser its property management books, records, operating reports, files and other materials pertaining to the operation, use and occupancy of the Property, including, but not limited to, all lease files with respect to the Property, which are in the possession of Seller or its property management agent, and all keys, codes and other means of accessing the Property.
               (viii) Transfer, deliver and convey to Purchaser true and correct copies of all Project Plans for the Property, if in the possession of Seller or its property management agent.
               (ix) Transfer, deliver and convey to Purchaser the original Leases and Contracts.
               (x) Execute and deliver to Purchaser a certificate executed by Seller under penalty of perjury stating the United States taxpayer identification number for Seller and that Seller is not a foreign person as defined in Internal Revenue Code Section 1445(b)(2), and any similar certificate required under applicable state or local law.
               (xi) Execute and deliver to Escrow Agent a Substitute 1099-S certification.
               (xii) Execute and deliver to Escrow Agent a settlement statement setting forth the Purchase Price, the Deposit, closing costs, and closing adjustments and prorations as set forth in this Agreement (the “Settlement Statement”).
               (xiii) Execute and deliver to Purchaser any and all documents necessary or appropriate to evidence the assumption and/or defeasance transactions more particularly described in Section 21.
               B. On the Closing Date, (i) Purchaser shall deliver to the Escrow Agent the Cash Portion of the Purchase Price, reduced by the Deposit and any interest thereon held by Escrow Agent, and subject to adjustment on account of amounts payable by or to Purchaser pursuant to Section 12, by federal funds bank wire, and the Escrow Agent shall deliver to Seller such Purchase Price (by wire transfer pursuant to instructions provided by Seller to the Escrow Agent), subject to reduction in accordance with the provisions of Sections 3A and 3B, and less any sums required to remove all Curable Matters (other than the Prepayment and Defeasance Costs) which Seller is required to eliminate pursuant to Article 2 hereof or other items required to be paid by Seller pursuant to this Agreement, (ii) Purchaser shall execute and deliver to the Escrow Agent the Settlement Statement, and (xiii) Purchaser shall execute and deliver any and all documents necessary or appropriate to evidence the assumption and/or defeasance transactions more particularly described in Section 21.
          C. On the Closing Date, Seller shall deliver exclusive possession of the Property to Purchaser subject only to the Permitted Exceptions and the rights of the Tenants under the Leases.
     12. Adjustments.
          A. All paid rent, current operating expenses, real estate taxes, ad valorem taxes, other taxes and assessments (whether general or special), insurance, all utilities, water and sewer charges, all utility deposits, charges under maintenance and service contracts, and other charges (if applicable), fees, or assessments of any kind with respect to the Property shall be adjusted as of the Closing Date. All security deposits (including, but not limited to, letters of credit which serve as security deposits), key deposits and other deposits of any kind which are held by Seller shall be transferred to Purchaser on the Closing Date, at which time and upon its receipt of same, Purchaser shall assume liability for the return of such amounts which have been transferred to Purchaser to the persons who deposited such amounts with Seller. All rents which are collected after the Closing Date shall be applied first towards rent which is due and payable for the month in which collected, and thereafter towards rent coming due after the Closing Date. Purchaser shall be entitled, but shall not be obligated, to collect all rents which were due and unpaid as of the Closing Date, and all such rents which are actually collected shall be paid to Seller and payment to Purchaser of that portion of such rents which relates to the period between the Closing Date and the last day of the month during which the Closing Date occurs; provided, however, that Seller shall retain the right to pursue (including through litigation other than suits for possession of leased premises at the Property) the collection of any rents which were due and unpaid as of the Closing Date. Seller shall arrange for the rendition of final bills by the utility companies involved as of the Closing Date. If data is not available on the Closing Date to make a final adjustment of any of the foregoing items, then such adjustment(s) shall be made on the best information then available and adjusted finally when the appropriate final data is obtained, at which time Purchaser or Seller, as applicable, shall reimburse the other party for the amount of any overpayment or underpayment, as applicable.
          B. Except as may otherwise be provided in this Agreement, expenses of examination of title, title insurance, survey, and one-half of any escrow fees shall be paid by Purchaser, Seller shall pay the cost of removing all Curable Matters (other than Prepayment and Defeasance Costs as defined below) pursuant to Article 2 hereof and the cost of preparation of the closing documents to be delivered by Seller to the Escrow Agent at Closing and one-half of any escrow fees (not to exceed $1,500 per property per party), and Seller and Purchaser shall each pay one-half of the Virginia grantor’s tax and all other recordation taxes and charges with respect to the deed described in Article 11.A.(i) hereof, however the same may be designated. Purchaser shall pay all such recordation taxes and charges with respect to any mortgage(s) or deed(s) of trust which Purchaser places against the Property. Each party shall pay for the legal fees of its respective attorneys, accountants and consultants in connection with this transaction. Purchaser shall pay or reimburse to Seller at Closing all prepayment, yield maintenance or similar fees required to satisfy all

Mortgage Liens, and all fees, lender attorney fees, and other costs, expenses and other amounts of any kind necessary to complete the assumption or defeasance transaction described in Section 21, below (the “Prepayment and Defeasance Costs”); provided that Seller shall pay the outstanding principal and accrued interest, any delinquent amounts and all other amounts owed on account of the debt secured by the Mortgage Liens as of Closing immediately preceding such assumption or defeasance, and any lender attorney fees incurred as the result of Seller requesting changes to assumption or defeasance documentation otherwise acceptable to Purchaser. At Closing, either (i) all amounts held as reserves or impounds on account of the Existing Loans will be released to Seller, or (ii) Seller shall receive a credit in the amount of, and Purchaser shall assume, all such reserves or impounds.
          C. Except as otherwise stated in this Agreement and except for any leasing commissions owed (i) for any renewal term of any Lease which is exercised after the Closing Date and (ii) in the event The Boeing Company, Mantech Systems Engineering or Orion International Consulting Group does not exercise the termination option given in its Lease, Seller shall pay by Closing all leasing commissions and any tenant improvement costs due with respect to any Leases existing as of the Effective Date. Except as otherwise stated in this Agreement, any tenant improvement costs or leasing commissions incurred with respect to any Leases executed between the Effective Date and Closing shall be reimbursed to Seller at Closing or assumed by Purchaser.
13. Default. If Purchaser shall fail or refuse to make settlement hereunder as herein required and Seller is not in default hereunder, the Deposit and all interest accrued thereon, if any, shall be paid to Seller as its sole and exclusive remedy as agreed and liquidated damages for such default, whereupon this Agreement shall become null and void and of no further force or effect. It is hereby agreed that Seller’s damages in the event of a default by Purchaser hereunder are uncertain and impossible to ascertain, and that the Deposit constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages. Notwithstanding the foregoing provisions of this Article 13, Purchaser shall remain liable for its indemnification obligations pursuant to Articles 6 and 15.A. hereof. If Seller defaults in its obligation to sell and convey the Property to Purchaser pursuant to this Agreement, Purchaser’s sole remedy shall be to elect one of the following: (a) to terminate this Agreement, in which event Purchaser shall be entitled to the return by the Escrow Agent to Purchaser of the Deposit and recovery of Purchaser’s actual out-of-pocket expenses in entering into this Agreement and performing its obligations hereunder, or (b) to bring a suit for specific performance provided that any suit for specific performance must be brought within 60 days of Seller’s default, to the extent permitted by law, Purchaser hereby waives the right to bring suit at any later date; provided, however, that if specific performance is not a remedy available to Purchaser due to the willful or intentional act of Seller (such as the prior conveyance of the Property to third party in violation of this Agreement), then in lieu of specific performance, Purchaser shall have the right to recover to pursue any and all available remedies, at law or in equity. .
     14. Risk of Loss; Condemnation. Risk of loss or damage from fire, other casualty, or both, is assumed by Seller until the Closing is concluded subject to the following provisions. In the event that any portion of the Property is destroyed or rendered uninhabitable by fire or other casualty:

          A. If the total damage to all of the Property, as determined by the insurance adjuster, is not more than $500,000, (i) Purchaser shall complete settlement and all insurance proceeds shall be paid to Purchaser, and (ii) Seller shall pay to Purchaser on the Closing Date the full amount of any deductible and all uninsured or underinsured amounts under Seller’s fire and extended coverage insurance policy.
          B. If the total damage to all of the Property, as determined by the insurance adjuster, is more than $500,000, Purchaser shall have the option to (i) complete settlement hereunder and collect all available insurance proceeds, in which case Seller shall pay to Purchaser on the Closing Date the full amount of any deductible and all uninsured or underinsured amounts under Seller’s fire and extended coverage insurance policy, or (ii) cancel this Agreement and receive a refund of the Deposit.
          C. If any material portion of the Property, which for the purpose of this Article 15.C. shall mean more than ten percent (10%) of the aggregate rentable square footage of any Building, any access to any Project or more than ten percent (10%) of the square footage of the Land located at any of the Projects, is condemned by any governmental authority under its power of eminent domain or becomes the subject of a notice of condemnation, Purchaser may elect to terminate this Agreement, in which event the Deposit and all interest accrued thereon shall be returned to Purchaser and the parties shall have no further liability to each other hereunder, or Purchaser may elect to complete settlement hereunder, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any condemnation awards, whether pending or already paid. Following the expiration of the Feasibility Period, Purchaser and Seller shall cooperate during the pendency of any such condemnation proceeding to negotiate and otherwise deal with the condemning authority in respect of such matter.
     15. Miscellaneous.
          A. The parties hereto represent and warrant to each other that there has been no broker, sales representative or agent involved in this transaction who would be entitled to a commission or other compensation, except CB Richard Ellis of Virginia, Inc., which has represented Seller. Seller shall pay CB Richard Ellis of Virginia, Inc. any real estate commission due to CB Richard Ellis of Virginia, Inc. pursuant to separate agreement with Seller. Purchaser agrees to and does hereby indemnify and hold Seller harmless of and from any and all claims, damages, actions, or suits (including all court costs and reasonable attorneys’ fees) arising out of or relating to any alleged agreement by Purchaser to pay a commission or other compensation to any broker, sales representative or agent, other than CB Richard Ellis of Virginia, Inc., in connection with this transaction, and Seller agrees to and does hereby indemnify and hold Purchaser harmless of and from any and all claims, damages, actions or suits (including all court costs and reasonable attorneys’ fees) arising out of or relating to any alleged agreement by Seller to pay a commission or other compensation to any broker, sales representative or agent in connection with this transaction.
          B. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement contains the entire agreement between the parties hereto and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein expressly contained or referred to. No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the parties against whom it is sought to be enforced.
          C. Except with respect to the representation and warranty by Purchaser set forth in Article 8 hereof, indemnification obligations of Purchaser set forth in Articles 6 and 15.A. hereof, and the indemnification obligation of Seller set forth in Article 15.A. hereof, all of which shall remain operative, the representations, warranties and covenants contained in this Agreement shall remain operative for twelve (12) months following the Closing Date and shall thereafter be of no force or effect. If Closing shall have occurred, the aggregate liability of Seller for damages arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether expressed or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed $600,000. In addition, Purchaser shall have no recourse against Seller until the aggregate claims for the foregoing exceed $25,000.00.
          D. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia.
          E. Prior to Closing this Agreement shall not be assignable by Purchaser except to any entity owned or controlled by Purchaser. However, at Closing and at the written request of Purchaser, Seller shall convey the Property directly to such third parties as Purchaser directs, including, without limitation, purchasers of tenant in common interests in the Property, provided that Purchaser is not released from any of its obligations hereunder.
          F. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one Agreement of Sale, binding upon all of the parties hereto, notwithstanding that all of the parties are not signatory to the original or the same counterpart.
          G. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered by hand or sent via facsimile or (ii) if mailed, upon deposit with the United States Postal Service, postage prepaid, by certified mail, return receipt requested, or (iii) upon deposit with Federal Express or any other nationally recognized overnight courier service , prepaid, for delivery the next business day:
               (i) if to Purchaser, addressed to:
ASSET CAPITAL PARTNERS, L.P..
4733 Bethesda Avenue, Suite 800
Bethesda, MD 20814
Facsimile: (301) 656-2333
ATTENTION: Blair Fernau

with a copy to:
Howard Parelskin
KENNERLY LAMISHAW & ROSSI LLP
707 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90017
Facsimile: (213) 312-1266
               (ii) if to Seller, addressed to:
GEE’S GROUP LLC
Twin Oaks I
5700 Lake Wright Drive, Suite 103
Norfolk, VA 23502
ATTENTION: David Gianascoli
with a copy to:
Lawrence H. Bryant, Esquire
WILLIAMS MULLEN
Suite 1700, Dominion Tower
999 Waterside Drive
Norfolk, VA 23510
Facsimile: (757) 629-0660
          (ii) if to Escrow Agent, addressed to:
Fidelity National Title Insurance Company
601 S. Figueroa Street
Suite 2130
Los Angeles, CA 90017
Facsimile: (213) 689-9330
ATTENTION: Tim Wilson
Any of the parties may effect a change of address by written notice to the other parties hereto.
     16. As-Is Condition. The parties recognize and agree that Purchaser is acquiring the Property in “AS-IS, WHERE-IS” condition with all faults. Purchaser hereby acknowledges that it shall be acquiring the Property in reliance solely upon its own investigations, studies and due diligence. Without limiting the foregoing, Purchaser stipulates and agrees that, except as expressly provided in this Agreement, it shall purchase the Property without any representation, indemnification or warranty whatsoever by Seller relating to the Property, including, but not limited to, the express warranties of merchantability and fitness for a particular purpose.

     17. Special Conditions Regarding Leasing.
          A. Seller has executed and delivered a lease for Suite 400 in Twin Oaks I consisting of 6,372 rentable square feet to Zimm American and shall promptly deliver a copy thereof to Purchaser for its review during the Feasibility Period. Seller shall be responsible for all transaction costs relating to such lease, including, but not limited to, payment of tenant improvement allowances and all commissions. To the extent a lease for Suite 400 is executed before Closing and any such costs and expenses are not paid by the Closing Date, Seller shall provide Purchaser a credit at Closing for the balance of any unpaid costs and expenses.
          B. On or about March 23, 2006, Seller executed a renewal of the current lease with Chasen’s Business Interiors for Suite 100 of Twin Oaks II consisting of 6,895 rentable square feet. Seller shall be responsible for all transaction costs, including, but not limited to, tenant improvement allowances and all commissions owed under such renewal lease. If any such costs and expenses have not been paid by the Closing Date, Seller shall provide a credit to Purchaser at Closing in an amount equal to such unpaid costs and expenses and the Purchaser shall then assume payment of such unpaid amounts to Seller’s contractor which shall complete the work. This renewal lease provides for a tenant improvement allowance not to exceed $8.00 per rentable square foot and that any amounts over such allowance must be paid by the tenant to the landlord. If Seller has paid more than such allowance as of the Closing Date, then Purchaser shall reimburse Seller at Closing for the amount of such excess payment solely to the extent the tenant has not paid such amount to Seller.
          C. Seller, as tenant, and Purchaser, as landlord, agree to execute a lease at Closing for Suite 103 in Twin Oaks I consisting of 4,908 rentable square feet, which is the current space occupied by Seller. The base rent shall be Nineteen Dollars ($19.00) per rentable square foot, on a full service basis, with annual rent escalations of three percent (3.0%). There shall be no tenant improvement allowance or commissions owed by Purchaser. The lease shall provide for a term of three (3) years, granting to Seller the right to terminate the lease, effective as of the end of any full lease year, upon one hundred eighty (180) days prior written notice to Purchaser. The lease shall be on Seller’s standard lease form for Twin Oaks I, or on such other form as is acceptable to Purchaser, in its reasonable discretion.
          D. Two of the Leases include leases for Suites 301 and 302 of Southport Centre consisting of 4,460 square feet with Lawyer’s Escrow and Seniors First. Purchaser shall pay or reimburse Seller at Closing for any tenant improvement costs and leasing commissions paid or owed with respect to such leases for Suites 301 and 302 provided that tenant improvement costs shall not exceed $16.00 per square foot, and leasing commissions shall not exceed $1.51 per square foot.
     18. Time Is Of The Essence. Time is of the essence of this Agreement in each and every term and provision hereof.
     19. Attorney Fees. If either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder including, without limitation, court costs and reasonable legal fees.
     20. Tax-Deferred Exchange. Purchaser and Seller acknowledge that either party may wish to structure this transaction as a tax-deferred exchange of like-kind property within the meaning of Section 1031 of the Internal Revenue Code. Each party agrees to reasonably cooperate with the other party to effect such an exchange; provided, however, that (a) the cooperating party shall not be required to acquire or take title to any exchange property, (b) the cooperating party shall not be required to incur any expense or liability whatsoever in connection with the exchange, including, without limitation, any obligation for the payment of any escrow, title, brokerage or other costs including attorneys’ fees incurred with respect to the exchange, (c) no substitution of the effectuating party shall release said party from any of its obligations, warranties or representations set forth in this Agreement or from liability for any prior or subsequent default under this Agreement by the effectuating party, its successors, or assigns, which obligations shall continue as the obligations of a principal and not of a surety or guarantor, (d) the effectuating party shall give the cooperating party at least two (2) business days prior notice of the proposed changes required to effect such exchange and the identity of any party to be substituted in the escrow, (e) the effectuating party shall be responsible for preparing all additional agreements, documents and escrow instructions (collectively, the “Exchange Documents”) required by the exchange, at its sole cost and expense, (f) the effectuating party shall be responsible for making all determinations as to the legal sufficiency, tax considerations and other considerations relating to the proposed exchange, the Exchange Documents and the transactions contemplated thereby, and the cooperating party shall in no event be responsible for, or in any way be deemed to warrant or represent any tax or other consequences of the exchange transaction, and (g) the election to effect such an exchange shall not delay the Closing of the transaction as defined herein.
     21. Existing Loans. As part of the Property Information, Seller agrees to provide to Purchaser and its counsel full and complete copies of all documents (collectively, the “Existing Loan Documents”) evidencing or securing the Mortgage Liens and the loans secured thereby (individually, an “Existing Loan”, and collectively, the “Existing Loans”). Within 10 days following the execution and delivery of this Agreement, Purchaser shall contact each lender to investigate the feasibility of assuming each Existing Loan, and during the Feasibility Period, Purchaser must elect as to each Existing Loan by delivery of written notice to Seller:
     (i) that such loan be paid in full at Closing (provided the same is permitted to be prepaid under the terms of the Existing Loan Documents), or if payment is prohibited but defeasance is permitted, defeased, in which case Seller shall be responsible for the principal amount and all other amounts due on account of such Existing Loan, with Purchaser being responsible for any prepayment penalty or defeasance costs and all other Prepayment and Defeasance Costs; or
     (ii) that Purchaser assume such loan (provided the same is permitted to be assumed under the terms of the Existing Loan Documents), without modification of the Existing Loan Documents except as otherwise approved by Purchaser, in which event the Cash Portion of the Purchase Price will be reduced by the principal amount and delinquent amounts due on account of such Existing Loan as provided in Section 3A, with Purchaser being responsible for any assumption fees and all other Prepayment and Defeasance Costs; provided, however, that such election shall be conditioned upon the applicable lender agreeing that Seller and any guarantor of the applicable loan shall be released from any post-closing obligations.
     Once an election has been made by Purchaser to assume a loan, following expiration of the Feasibility Period, should Purchaser be unwilling or unable to proceed with the loan assumption due to conditions imposed by the applicable lender or any other cause other than Seller’s default hereunder or under the Existing Loan Documents, Purchaser shall nonetheless be obligated to proceed to closing with respect to the applicable Property either by prepaying or defeasing the applicable loan in accordance with the terms of this Agreement, if permitted by the Existing Loan Documents.
     Purchaser and Seller shall each use its good faith reasonable efforts to secure any consent or approval necessary to prepay, assume or defease each Existing Loan, including, but not limited to, supplying Lender with such information as Lender shall require, as soon as reasonably possible following the Effective Date. Purchaser and Seller shall each act in good faith to execute and deliver all documents and agreements necessary to effect the prepayment, assumption or defeasance of each Existing Loan. Any assumption documentation shall include the lender’s certification as to the absence of defaults, confirmation of all amounts due, and such other information as Purchaser shall reasonably request.
     Notwithstanding anything to the contrary contained in Section 1, and despite the parties’ good faith efforts to close on all Properties at the same time, should the timing of necessary consents and approvals be such that Purchaser and the applicable lender are in a position to complete the applicable prepayment, assumption or defeasance on one or more, but not all, of the Properties, Purchaser shall have the right and option to elect to close the purchase of such Properties and defer the closing for those Properties which remain, in which event the following shall apply:
     (i) Purchaser shall provide Seller and Escrow Agent not less than five (5) business days prior written notice of its election, whereupon the Agreement shall be deemed to constitute four separate agreements, one for the purchase and sale of each of the Properties, subject, however, to Section 1 of this Agreement, for the purchase price allocated to that Property as set forth on Schedule 3.
     (ii) the Deposit and any interest thereon held by Escrow Agent shall not be allocated, credited to the Purchase Price or released until the closing for the last remaining Property (except in the event of a default).
     (iii) All other terms of this Agreement shall apply to each transaction as appropriate in the context of the applicable Property.
     22. Unit Election. At Seller’s election, which shall be exercised by the delivery of written notice to Buyer not less than ten (10) business days prior to expiration of the Feasibility Period, Seller shall have the right to receive limited partnership units in Purchaser (“Units”), in lieu of cash for all or any portion of the Purchase Price as set forth in such notice, subject to the conditions set forth in this Paragraph. In the event of such election, Seller and Purchaser shall execute an amendment to this Agreement, setting forth the terms and conditions of the exchange of the Units. The number of Units to be delivered shall be determined by dividing (i) that portion of the Purchase Price to be payable by Units by (b) $8.50 (the “Unit Value”). The Units will be subject to a minimum one year holding period and other restrictions customarily associated with an exchange of property interests for interests in an operating partnership. Seller shall pay one-half of all transactional costs and expenses associated with the exchange of the Units, including, without limitation, any and all legal fees incurred by Purchaser in preparing the amendment, the registration rights agreement, and the other documentation involved in such exchange.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first hereinabove written.

SELLER:

LAKE WRIGHT PROPERTIES I, LLC, a
Virginia limited liability company

By:	/s/ David Gianascoli

Title:	Manager

LAKE WRIGHT PROPERTIES II, LLC, a
Virginia limited liability company

By:	/s/ David Gianascoli

Title:	Manager

TRIDENT PROPERTIES, LLC, a
Virginia limited liability company

By:	/s/ David Gianascoli

Title:	Manager

SOUTHPORT CENTER, LLC, a
Virginia limited liability company

By:	/s/ David Gianascoli

Title:	Manager

PURCHASER:

ASSET CAPITAL PARTNERS, L.P.,
a Delaware limited partnership

By:	/s/ Blair D. Fernau

Title:	Chief Investment Officer

ESCROW AGENT:

EXHIBITS
Exhibit A-1 —Legal Description of the Property (Twin Oaks I)
Exhibit A-2 —Legal Description of the Property (Twin Oaks II)
Exhibit A-3 —Legal Description of the Property (Southport Centre)
Exhibit A-4 —Legal Description of the Property (Lynnhaven Corporate Center I)
Exhibit B-1 —Inventory of Personal Property (Twin Oaks I)
Exhibit B-2 —Inventory of Personal Property (Twin Oaks II)
Exhibit B-3 —Inventory of Personal Property (Southport Centre)
Exhibit B-4 —Inventory of Personal Property (Lynnhaven Corporate Center I)
Exhibit C-1 —Agreements, Contracts and Commitments (Twin Oaks I)
Exhibit C-2 —Agreements, Contracts and Commitments (Twin Oaks II)
Exhibit C-3 —Agreements, Contracts and Commitments (Southport Centre)
Exhibit C-4 —Agreements, Contracts and Commitments (Lynnhaven Corporate Center I)
Exhibit D-1 —Rent Roll (Twin Oaks I)
Exhibit D-2 —Rent Roll (Twin Oaks II)
Exhibit D-3 —Rent Roll (Southport Centre)
Exhibit D-4 —Rent Roll (Lynnhaven Corporate Center I)
Exhibit E —List of Due Diligence Documents to Be Provided by Seller (under Article 9.B.)
Schedule 3 —Allocation of Purchase Price
Schedule 7C —Lease Matters
Schedule 7D —Litigation matters
Schedule 7K —List of Environmental Reports